INVESTMENT SUB-ADVISORY AGREEMENT


     This Investment Sub-advisory Agreement ("Agreement") is made and entered into as of December 17, 2004, by and between T2 Partners Management LP, a Delaware limited partnership ("Advisor") and Centaur Capital Partners, L.P., a Delaware limited partnership ("Sub-Advisor").

     WHEREAS, the Advisor acts as the investment advisor to the Tilson Dividend Fund ("Fund"), a series of the Tilson Investment Trust, a Delaware statutory trust ("Trust") pursuant to that certain Investment Advisory Agreement, dated December 17, 2004, between the Advisor and the Trust ("Advisory Agreement");

     WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, each of the Advisor and Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and engages in the business of asset management; and

     WHEREAS, the Advisor, subject to the approval of the Board of Trustees of the Trust ("Trustees"), desires to retain the Sub-Advisor to assist the Advisor in rendering certain investment management services to the Fund, and the Sub-Advisor is willing to render such services;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Engagement and Obligations of Sub-Advisor. The Advisor hereby appoints and retains the Sub-Advisor to act as a sub-advisor to the Advisor and to provide the following services for the period and on the terms and conditions set forth in this Agreement.

          (a) Services. The Sub-Advisor agrees to perform the following services (the "Services"):

               (1) provide advice and recommendations to the Advisor regarding the securities to be purchased, retained or sold with respect to the Fund;

               (2) provide advice and recommendations to the Advisor regarding the selection of brokers and dealers to execute the purchase and/or sale of portfolio securities for the Fund;

               (3) provide the Advisor and the Trust with records concerning the Sub-Advisor's activities under this Agreement which the Trust and the Fund are required to maintain; and

               (4)  render  regular  reports  to the  Advisor  and the  Trustees
          concerning    the    Sub-Advisor's    discharge   of   the   foregoing
          responsibilities.

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         The Sub-Advisor shall discharge the foregoing  responsibilities subject to the control of the Trustees and officers of the Trust and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus ("Prospectus") and statement of additional information ("Statement of Additional Information"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Sub-Advisor under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Advisor or through such other parties as the Sub-Advisor may determine from time to time.

               (b) Expenses and Personnel. The Sub-Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

               (c) Books and Records. All books and records prepared and maintained by the Sub-Advisor for the Advisor and/or the Trust and the Fund under this Agreement shall be the property of the Advisor and/or the Trust and the Fund and, upon request therefor, the Sub-Advisor shall surrender to the appropriate party such of the books and records so requested.

     2. Compensation of the Sub-Advisor. The Advisor will pay to the Sub-Advisor an investment advisory fee (the "Fee") equal to an annualized rate of 0.75% of the average daily net assets of the Fund, less certain marketing and operating expenses borne by the Advisor, as agreed to between the Advisor and Sub-Advisor. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund's Prospectus and/or Statement of Additional Information, and shall be paid to the Sub-Advisor by the Advisor on a quarterly basis within a specified period of time at the conclusion of each quarter as agreed to between the Advisor and Sub-Advisor. The Sub-Advisor has also agreed to allow the Advisor to withhold from the Fee up to one-half of the Advisor's expenses under that certain Expense Limitation Agreement dated December 17, 2004, and any amendments thereto, between the Advisor and the Trust with respect to the Fund, as agreed to between the Advisor and Sub-Advisor. The Fund will not pay a direct fee to the Sub-Advisor.

     3. Status of Investment Sub-Advisor. The services of the Sub-Advisor to the Advisor, the Trust and the Fund are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others (including, without limitation, any other registered investment management company, or series thereof) so long as its Services to the Trust and the Fund are not impaired thereby. The Sub-Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor, the Trust or the Fund in any way or otherwise be deemed an agent of the Advisor, the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Advisor, who may also be a trustee, officer or employee of

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the  Advisor or the Trust,  to engage in any other  business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     4. Permissible Interests. Trustees, agents, and stockholders of the Trust and the Advisor are or may be interested in the Sub-Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Advisor are or may be interested in the Advisor or the Trust as trustees, directors, officers, stockholders or otherwise; and the Sub-Advisor (or any successor) is or may be interested in the Advisor or the Trust as a stockholder or otherwise.

     5. Limits of Liability; Indemnification. The Sub-Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Advisor, the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, as amended ("1933 Act"), except for information supplied by the Sub-Advisor for inclusion therein.

     The Sub-Advisor will indemnify the Advisor and its directors, members, partners, officers, employees and agents ("Advisor Parties") against and hold the Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Sub-Advisor Parties' (as such term is defined immediately below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Advisor's obligations and duties under this Agreement.

     The Advisor will indemnify the Sub-Advisor and its directors, members, partners, officers, employees and agents ("Sub-Advisor Parties") against and hold the Sub-Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Advisor Parties' willful misfeasance, bad faith, gross negligence or reckless disregard of the Advisor's obligations and duties under this Agreement.

     6. Term. This Agreement shall remain in effect for an initial term of two years from the date the Fund commences operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, this Agreement may be terminated at any time on at least 60 days prior written notice to the Sub-Advisor, without the payment of any penalty, (i) by vote of the Trustees or (ii) by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund; and provided, further, that this Agreement may be terminated at any time by the Advisor, on at least 60 days prior written

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notice to the  Sub-Advisor,  and subject to certain  termination  conditions  as agreed to between the Advisor and Sub-Advisor. The Sub-Advisor may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days prior written notice to the Advisor and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the Act) or upon the termination of the Advisory Agreement.

     7. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

     8. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws.

     9. Representations and Warranties.

          (a) Representations and Warranties of the Sub-Advisor. The Sub-Advisor hereby represents and warrants to the Advisor and the Trust as follows: (i) the Sub-Advisor is a limited partnership duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Advisor is registered as an investment advisor with the Securities and Exchange Commission ("SEC") under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

          (b) Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Sub-Advisor as follows: (i) the Advisor is a limited partnership duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

     10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     11. Notice. Notices of any kind to be given to the Advisor hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to T2 Partners Management LP, 145 East 57th Street, Suite 1100, New York, New York 10022, Attention: Whitney R. Tilson or to such other address or to such individual as shall be so specified by the Advisor to the Sub-Advisor. Notices of any kind to be given to the Sub-Advisor hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to Centaur Capital Partners, L.P., 100 Crescent Court, Suite 800, Dallas, Texas 75201, Attention:
Zeke  Ashton,  or at such  other  address or to such  individual  as shall be so

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specified by the Sub-Advisor to the Advisor.  Notices of any kind to be given to the Trust hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to the Tilson Investment Trust at 145 East 57th Street, Suite 1100, New York, New York 10022, Attention Jack E. Brinson, with a copy to The Nottingham Company at 116 South Franklin Street, Post Office Box 69, Rocky Mount, North Carolina 27802-0069, Attention: Julian G. Winters or to such other address or to such individual as shall be so specified by the Trust to the Sub-Advisor. Notices shall be effective upon delivery.

     12. Notice of Certain Changes in Sub-Advisor. The Sub-Advisor is hereby obligated to notify the Trust and Advisor if there is a material change in the Sub-Advisor's partnership, whether of general or limited partners, or senior executive personnel, within a reasonable time after such change takes place.

     13. Counterparts. This Agreement may be executed in any number of counterpart signature pages (including facsimile counterparts), each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.







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                            [Signature pages follow]






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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of the day and the year first written above.


T2 PARTNERS MANGGEMENT LP                         CENTAUR CAPITAL PARTNERS, L.P.

/s/ Whitney R. Tilson                             /s/ Malcolm E. Ashton
__________________________                        ______________________________
By:  Whitney R. Tilson                            By:  Malcolm E. Ashton
Title:  Managing Partner                          Title:  Managing Partner






The TILSON DIVIDEND FUND commenced operations on ___________, 200__.











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